Exhibit 99.1

For Immediate Release

CRM Holdings, Ltd. Announces Director Resignation

HAMILTON, Bermuda, March 19, 2008 – CRM Holdings, Ltd. (“CRM” or “the Company”) (Nasdaq: CRMH), a leading provider of a full range of products and services for the workers’ compensation insurance industry, today announced that Director Edmund N. Pascoe has informed the Company of his resignation from the Board of Directors for personal reasons.

Mr. Pascoe has served on CRM’s board since August 2007. He is a 30-year veteran of the insurance industry and served as Chairman and Chief Executive Officer of Wexford Underwriting Managers, Inc., which he founded, from 1985 to 1998. Wexford eventually became one of the largest underwriters of excess workers’ compensation reinsurance for Fortune 500 and multinational corporations in the U.S.

“I offer my sincere thanks to the Board of Directors for the privilege and opportunity to have served on the CRM board,” Mr. Pascoe said.

“Ed’s experience with some of the most respected companies in our industry has provided tremendous insight to our Board of Directors during his term of service,” said Mr. Daniel G. Hickey Jr., CRM’s Chairman and Chief Executive Officer. “Although we are sad to see him leave, we thank him for his service to CRM and wish him well as he focuses on interests of a more local nature to him and his family.”

About CRM Holdings, Ltd.

CRM Holdings, Ltd. is a provider of workers’ compensation insurance products. Its main business activities include underwriting primary workers’ compensation policies, underwriting workers’ compensation reinsurance and excess insurance policies, and providing fee-based management and other services to self-insured entities. The Company provides primary workers’ compensation insurance to employers in California, Arizona, Florida, Nevada, New Jersey, New York, and other states. The Company reinsures some of the primary business underwritten and provides excess workers’ compensation coverage for self-insured organizations. CRM is also a provider of fee-based management services to self-insured groups in California and New York. Further information can be found on the CRM Web site at www.CRMHoldingsLtd.bm.

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Contact Information:

Mark Collinson
CCG Investor Relations
10960 Wilshire Blvd., Ste. 2050
Los Angeles, CA 90024
(310) 231-8600 ext. 117

Forward-Looking statements

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). These statements are based on our current expectations and projections about future events and are identified by terminology such as “may,” “will,” “should,” “expect,” “scheduled,” “plan,” “seek,” “intend,” “anticipate,” “believe,” “estimate,” “aim,” “potential,” or “continue” or the negative of those terms or other comparable terminology.

All forward-looking statements involve risks and uncertainties. Although we believe that our plans, intentions and expectations are reasonable, we may not achieve our plans, intentions or expectations. There are or may be important factors that could cause actual results to differ materially from the forward-looking statements we make in this document. Such risks and uncertainties are discussed in the company’s Form 10-K for the year ended December 31, 2007, and in other documents filed by the company with the Securities and Exchange Commission.

These risks and others could cause actual results to differ materially from those expressed in any forward-looking statements made. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.

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